                                                              Page 7 of 13 Pages

                                OPTION AGREEMENT


                  AGREEMENT made as of the 13th day of June, 1997 (the "Effective Date") by and among CW Ventures II, L.P., a New York limited partnership (the "Grantor") and Blue Cross and Blue Shield of New Jersey, Inc., a New Jersey health service corporation (the "Optionee").

                               W I T N E S S E T H

                  WHEREAS, the Grantor desires to grant to the Optionee and the Optionee desires to accept an option to purchase certain shares of common stock ("Common Stock"), $.001 par value, of CareAdvantage, Inc., a Delaware corporation (the "Company"), that are owned by the Grantor upon the terms and conditions set forth in this agreement.

                  NOW, THEREFORE, the parties hereto agree as follows:


1. Grant. Upon the terms and subject to the conditions contained herein, the Grantor hereby grants to the Optionee an option (the "Option") to purchase 10,031,238 shares of Common Stock (the "Option Shares") (such Option Shares representing twelve percent (12%) of the Common Stock on a fully-diluted basis), at a purchase price per share of $0.38 (the "Exercise Price").

                  2.       Exercise.

                  (a) The Option may be exercised in whole or in part upon the terms and subject to the conditions contained herein by delivering to the Grantor, with copies to the Secretary of the Company, (i) a written notice specifying the number of shares to be purchased, (ii) a letter in the form of Exhibit A attached hereto and (iii) against receipt of a share certificate representing the shares being purchased, payment in full of the Exercise Price. The Exercise Price shall be payable in cash by bank or certified check or by wire transfer to an account specified by the Grantor. Unless sooner terminated, the Option will expire, if and to the extent not exercised, (x) with respect to the Group A Option Shares (as hereinafter defined), at the close of business on October 31, 2000 (the "Group A Expiration Date"); and (y) with respect to the Group B Option Shares (as hereinafter defined), at the close of business on the first anniversary of the Target Date (as hereinafter defined) (the "Group B Expiration Date").

                  (b) Notwithstanding any provisions herein to the contrary, if the fair market value (as hereinafter defined) of one share of Common Stock is greater than the Exercise Price as of the Date of Calculation (as hereinafter defined), in lieu of exercising the Option for cash, the Optionee may elect to pay the Exercise Price by surrendering for cancellation a portion of the Option, in which event the Grantor shall transfer to the Optionee a number of shares of Common Stock computed using the following formula:

               Y (A-B)
   X =     ----------------
                  B

Where          X =         the number of shares of Common Stock to be issued to
                           the Optionee

               Y = the number of shares of Common Stock purchasable under the portion of the Option being surrendered for cancellation (at the Date of Calculation)

               A = the fair market value of one share of the Common Stock (at the Date of Calculation)

               B =         Exercise Price (as adjusted to the Date of
                           Calculation)

For purposes of the above calculation, (i) "fair market value" of one share of Common Stock shall be the average for the thirty (30) consecutive business days immediately prior to the Date of Calculation of the closing bid and asked prices of the Common Stock quoted in the over-the-counter market or the last reported sale prices of the Common Stock or the closing prices quoted on the Nasdaq National Market or on any exchange on which the Common Stock is listed, whichever

                                                              Page 8 of 13 Pages

is applicable, or, if no such quotation exists for the Common Stock, the fair market value of one share of Common Stock shall be determined by an investment banking or valuation firm acceptable to the Grantor and the Optionee and (ii) "Date of Calculation" with respect to any exercise in whole or in part of the Option shall be the date which is five (5) business days prior to the issuance of a share certificate and the payment of the Exercise Price in connection with such exercise, as contemplated by clause (iii) of Section 2(a) hereof.

                  3.       Conditions to the Exercisability of the Option.

                  (a) The Option will become exercisable to purchase 50% of the Option Shares ("Group A Option Shares") if (i) payments by the Optionee to the Company or its subsidiaries under the Services Agreement (as hereinafter defined) during the Company's fiscal year ending October 31, 1997 (the "1997 Target Indemnity Payments") equal or exceed $10 million and (ii) payments by HMO Blue to the Company of the aggregate Fees (as such term is defined in the Side Agreement (as hereinafter defined)) during the Company's fiscal year ending October 31, 1997 (the "1997 Target HMO Blue Payments") equal or exceed $4.0 million.

                  (b) The Option will become exercisable to purchase the percentage indicated under column (a) below of the Option Shares ("Group B Option Shares") if payments by HMO Blue to the Company of the aggregate Fees under the Side Agreement (the "2000 Target HMO Blue Payments") during the period from March 1, 1997 until and including February 28, 2000 (the "Target Date") are equal to or exceed the amounts set forth opposite such percentage in column (b) below:

          Percentage of Option                  Payments Under
            Exercisable (a)                   Side Agreement (b)
           ------------------                 ------------------
                  30%                       At least $22.5 million
                  35%                       At least $26.25 million
                  40%                        At least $30 million
                  45%                       At least $33.75 million
                  50%                       At least $37.5 million

                  (c) Notwithstanding any provisions herein to the contrary, in the event that the HMO Blue Contract (as hereinafter defined) or the Side Agreement is terminated at any time after October 31, 1997 by HMO Blue as a result of a material breach thereof by the Company or Allied, or by Allied without cause, then (i) each of the amounts set forth in column (b) above shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of months between March 1, 1997 and the date of termination with respect to which payments have been made by HMO Blue to the Company pursuant to the Side Agreement and the denominator of which is thirty six (36) and (ii) the Target Date shall be deemed to be the date of such termination.

                  (d) As soon as practicable and in no event later than January 31, 1998, the Company shall deliver to the Grantor and the Optionee a calculation of the 1997 Target Indemnity Payments (the "1997 Indemnity Calculation") and a calculation of the 1997 Target HMO Blue Payments (the "1997 Blue Calculation") prepared by the Company's independent accountants.

                  (e) As soon as practicable and in no event later than 45 days following the Target Date, the Company shall deliver to the Grantor and the Optionee a calculation of the 2000 Target HMO Blue Payments (the "2000 Blue Calculation") prepared by the Company's independent accountants.

                  (f) Within 30 days after receipt of each of the 1997 Indemnity Calculation, the 1997 Blue Calculation and the 2000 Blue Calculation, the Grantor and the Optionee shall inform each other and the Company in writing either that the 1997 Blue Calculation, the 1997 Indemnity Calculation and the 2000 Blue Calculation, as the case may be, is acceptable or object to the calculation in writing, setting forth a specific description of such party's objections (it being agreed that the failure of either such party to deliver such written notice to the other parties within such 30-day period shall be deemed acceptance by such party). If either the Grantor or the Optionee objects as provided above and if


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                                                              Page 9 of 13 Pages

the other party does not agree with the objecting party's objections, and such objections are not resolved on a mutually agreeable basis within 30 days after the objecting party's receipt of the other party's notice of disagreement with the objecting party's objections, any such disagreement shall be promptly submitted to a mutually acceptable accounting firm (the "Unaffiliated Firm"). The Unaffiliated Firm shall resolve within thirty (30) days after said Unaffiliated Firm's engagement by the parties the differences regarding the 1997 Blue Calculation, the 1997 Indemnity Calculation or the 2000 Blue Calculation, as the case may be, in accordance with generally accepted accounting principles consistently applied and this Agreement. The decision of such Unaffiliated Firm shall be final and binding upon, and its fees, costs and expenses shall be shared equally by the Grantor and the Optionee. Each party hereto shall bear the fees, costs and expenses of its own accountants. Upon resolution of any such dispute, the determination of the 1997 Blue Calculation, the 1997 Indemnity Calculation or the 2000 Blue Calculation, as the case may be, shall be deemed to be final.

                  4. Representations and Warranties of the Grantor. The Grantor represents and warrants to, and agrees with, the Optionee that:

                  (a) the Grantor is a limited partnership that is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and the Grantor's general partner, on behalf of the Grantor, has taken all action necessary for the execution and delivery of this Agreement;

                  (b) the Grantor has full power and authority to execute and deliver this Agreement and to sell, assign, transfer and deliver to the Optionee the shares of Common Stock to be sold by the Grantor upon exercise of the Option upon the terms and subject to the terms contained herein, and this Agreement has been duly executed and delivered by the Grantor and constitutes the valid and binding agreement of the Grantor enforceable in accordance with its terms;

                  (c) the Grantor is the lawful owner of the Option Shares free and clear of all security interests, liens, encumbrances, equities, claims or other defects, and upon sale and delivery of, and payment for, such shares as provided herein, the Grantor will convey to the Optionee good and marketable title to such shares, free and clear of any security interests, liens, encumbrances, equities, claims or other defects; and

                  (d) the execution and delivery of this Agreement and the consummation of the transactions herein contemplated do not (i) require the consent, approval, authorization, registration or qualification of or with any governmental authority on the part of the Grantor or (ii) conflict with or result in a breach or violation of any of the terms and provisions of, or constitute a default under, the Grantor's limited partnership agreement or any indenture, mortgage, deed of trust, lease or other agreement or instrument to which the Grantor is a party or by which the Grantor or any of the Grantor's properties are bound or any statute or any judgment, decree, order, rule or regulation of any court or other governmental authority or any arbitrator applicable to the Grantor.

                  5. Representations and Warranties of the Optionee.

                  The Optionee hereby represents and warrants to, and agrees with, the Grantor that:

                  (a) the Optionee is a corporation that is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and has taken all action necessary for the execution and delivery of this Agreement;

                  (b) the Optionee has full power and authority to execute and deliver this Agreement, and this Agreement has been duly executed and delivered by the Optionee and constitutes the valid and binding agreement of the Optionee enforceable in accordance with its terms;

                  (c) the execution and delivery of this Agreement and the consummation of the transactions herein contemplated do not (i) require the consent, approval, authorization, registration or qualification of or with any governmental authority on the part of the Optionee, or (ii) conflict with or result in a breach or violation of any of the terms and provisions of, or constitute a default under, the Optionee's certificate of incorporation or by-laws or any indenture, mortgage, deed of trust, lease or other agreement or instrument to which the Optionee is a party or by which the Optionee or any of the Optionee's properties are bound or any statute or any judgment, decree, order, rule or regulation of any court or other governmental authority or any arbitrator applicable to the Optionee;

                                                             Page 10 of 13 Pages

                  (d) the Optionee will not offer, sell, transfer or otherwise dispose of the Common Stock issued upon exercise of the Option unless (i) an effective registration statement under the Securities Act of 1933, as amended (the "Securities Act"), covers the disposition of such securities or (ii) the Optionee has delivered to the Company an opinion of counsel, reasonably satisfactory to the Company, that such offer, sale, transfer or other disposition will not require registration of such securities under the Securities Act;

                  (e) the Optionee understands that the shares of Common Stock issued upon exercise of the Option must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. The Optionee has been advised or is aware of the provisions of Rule 144, which permits limited resale of shares subject to the satisfaction of certain conditions, and understand that such Rule is not now, and may not become, available for resale of the shares of Common Stock issued upon exercise of the Option; and

                  (f) the Optionee has knowledge and experience in financial and business matters and is capable of evaluating the merits and risks of an investment in the Common Stock issuable upon exercise of the Option and of making an informed decision. The Optionee recognizes that the purchase of the Common Stock issuable upon exercise of the Option involves a substantial degree of risk and has the financial ability to bear the economic risk of this investment. The Optionee has determined that the Common Stock issuable upon exercise of the Option is a suitable investment and at this time he can bear a complete loss of its investment; and

                  (g) prior to or in connection with the execution and delivery of this Agreement, each of the following documents has been duly executed and delivered by each of the respective parties thereto:

                 (i)(x) the First Amendment and Restatement of Services Agreement, dated as of June 13, 1997 (the "Services Agreement"), by and among Contemporary HealthCare Management, Inc., a New Jersey corporation ("CHCM"), the Optionee, the Company and Care Advantage Health Systems, Inc., a Delaware corporation, in the form of Exhibit B hereto, and (y) the related note contemplated by Section 4.3 of the Services Agreement, payable by CHCM to the order of the Optionee, in the form of Exhibit C hereto.

                (ii)(w) the Administrative Service Agreement, dated as of January 2, 1997 (the "HMO Blue Contract"), by and between Allied Health Group, Inc., a Florida corporation ("Allied"), and Medigroup of New Jersey, Inc., a New Jersey corporation and wholly owned subsidiary of the Optionee, doing business as HMO Blue ("HMO Blue"), in the form of Exhibit D hereto, (x) the related letter agreement, dated as of March 1, 1997 (the "Side Agreement"), among the Company, Allied and HMO Blue, in the form of Exhibit E hereto, (y) the related letter agreement dated as of March 1, 1997 between the Company and HMO Blue, in the form of Exhibit F hereto, and (z) the related letter agreement dated as of June 13, 1997 between the Company and HMO Blue, in the form of Exhibit G hereto; and

               (iii)(x) the Credit Agreement, dated as of June 13, 1997, by and among the Company, the Optionee and Summit Bank, a banking institution of the State of New Jersey (the "Bank"), in the form of Exhibit H hereto, and (y) the related Guaranty Agreement, by the Optionee in favor of the Bank, in the form of Exhibit I hereto.

                  6. Intentionally Omitted.

                  7. Other Agreements. The Grantor hereby agrees not to offer to sell, sell, contract to sell, transfer, pledge or otherwise dispose of any Option Shares, other than pursuant to this Agreement, from the date hereof until the day following the last Expiration Date.

                  8. Acceleration of Exercisability.

                           (a) If on or prior to the Target Date there shall be
consummated any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets or capital stock of the Company, for consideration consisting of cash, securities or other property representing consideration of not less than $0.60 per share of Common Stock on a fully-diluted basis (appropriately adjusted for any stock split, stock dividend or similar transaction which increases or decreases the number of outstanding shares of Common Stock), then the Option shall, unless sooner terminated under the terms hereof, become exercisable immediately prior to the closing of such transaction.

                                                             Page 11 of 13 Pages

                           (b) On any date (an "Acceleration Date") on or after
the 18 month anniversary of the Effective Date, the Grantor may, at its sole option, declare and give written notice to the Optionee stating that all, but not less than all, of the Option not then exercisable shall immediately become exercisable; provided, that the fair market value (as defined in Section 2 hereof) on such date of one share of Common Stock is not less than 150% of the Exercise Price.

                           (c) In the event that the exercisability of all or
any portion of the Option is accelerated under this Section 9, the Expiration Date with respect to the portion of the Option so accelerated shall be the close of business on the 10th business day following the relevant Acceleration Date.

                  9. Capital Changes.

                           (a) In the event of any stock split, stock dividend
or similar transaction which increases or decreases the number of outstanding shares of Common Stock, appropriate adjustment shall be made by the Grantor to the number of Option Shares and Exercise Price. In the case of a merger, consolidation or similar transaction which results in a replacement of the Company's Common Stock with stock of another corporation, the Grantor will replace the Option granted hereunder with comparable Options to purchase the stock of such other corporation, or will provide for acceleration of the exercisability of the Option.

                           (b) In the event of any adjustment in the number of
Option Shares pursuant to the provisions hereof, any fractional shares resulting from such adjustment will be disregarded and each such Option will cover only the number of full shares resulting from the adjustment.

                  10. Rights as Stockholder. No shares of Common Stock shall be sold or delivered hereunder until full payment for such shares has been made. The Optionee shall have no rights as a stockholder with respect to any shares covered by the Option until a stock certificate for such shares is issued to the Optionee by the Company upon cancellation of the stock certificates representing the shares being sold by the Grantor. Except as otherwise provided herein, no adjustment shall be made for dividends or distributions of other rights for which the record date is prior to the date such stock certificate is issued.

                  11. Restrictive Legends. The Optionee understands and agrees that the certificates evidencing the Common Stock issued upon exercise of the Option will bear the following legend (or a substantially similar legend):

                  "THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR QUALIFIED UNDER ANY STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF WITHOUT SUCH REGISTRATION OR THE DELIVERY TO THE COMPANY OF AN OPINION OF COUNSEL, REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH DISPOSITION WILL NOT REQUIRE REGISTRATION OF SUCH SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED."

                  12. Notices. Any and all notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be sent by prepaid telex or facsimile or sent postage prepaid by certified mail (return receipt requested) or reputable courier service and shall be deemed given when so delivered by hand, telex or facsimile, or if mailed, five days after mailing (two business days in the case of courier service) to the parties as follows: to the Grantor, to 1041 Third Avenue, New York, New York 10021, and to the Optionee at its last known address on the books of the Company, or to such other address as either party may specify by notice to the other.

                  13. Entire Agreement. This Agreement constitutes the entire agreement between the parties relating to the subject matter thereof and supersedes all prior communications, agreements and understandings, written or oral, with respect to the terms and conditions of such subject matter.

                  14. Amendment. This Agreement may be amended or modified only by a written instrument signed by the Grantor and the Optionee.

                                                             Page 12 of 13 Pages

                  15. Headings. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement.

                  16. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.


                  IN WITNESS WHEREOF, this Agreement has been executed as of the date first above written.

                                      CW VENTURES II, L.P.

                                       By: CW PARTNERS III, L.P.,
                                              its general partner


                                      By:        /s/  Barry Weinberg
                                           ---------------------------------
                                           Name:  Barry Weinberg
                                           Title: General Partner

                                      BLUE CROSS AND BLUE SHIELD
                                        OF NEW JERSEY, INC.


                                      By:     /s/  Robert J Pures
                                           ---------------------------------
                                           Name:  Robert J. Pures
                                           Title: SVP - Administration,
                                                  Chief Financial Officer
                                                  and Treasurer


Acknowledged and agreed to with respect to Sections 3, 10 and 11:

CAREADVANTAGE, INC.


By:       /s/  Richard W. Freeman, M.D.
       ------------------------------------
       Name:  Richard W. Freeman, M.D.
       Title:    Senior Vice President

                                                             Page 13 of 13 Pages

                                    EXHIBIT A

To:  CW Ventures II, L.P.

                                     [Date]

Dear Sirs:

                  In connection with the exercise by the undersigned, Blue Cross and Blue Shield of New Jersey, Inc., of an option to purchase certain shares (the "Shares") of common stock, par value $.001 per share (the "Common Stock"), of CareAdvantage, Inc., a Delaware corporation (the "Company"), owned by CW Ventures II, L.P. ("CW") the undersigned hereby represents, warrants and agrees as of the date hereof that:


(i) It will not offer, sell, transfer or otherwise dispose of the Shares unless
(i) an effective registration statement under the Securities Act of 1933, as amended (the "Securities Act"), covers the disposition of such securities or
(ii) it has delivered to CW an opinion of counsel, reasonably satisfactory to CW, that such offer, sale, transfer or other disposition will not require registration of such securities under the Securities Act.

                           (ii) It understands that the shares of Common Stock
must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. It has been advised or is aware of the provisions of Rule 144, which permits limited resale of shares subject to the satisfaction of certain conditions, and understand that such Rule is not now, and may not become, available for resale of the shares of Common Stock.

                           (iii) It is familiar with the Company's business,
management and financial affairs. It has knowledge and experience in financing and business matters and is capable of evaluating the merits and risks of an investment in the Common Stock and of making an informed decision. It recognizes that the purchase of the Common Stock involves a substantial degree of risk and has the financial ability to bear the economic risk of this investment. It has determined that the Common Stock is a suitable investment and at this time he can bear a complete loss of its investment.

                                          Very truly yours,

                                          BLUE CROSS AND BLUE SHIELD
                                            OF NEW JERSEY, INC.


                                          ---------------------------------
                                          Name:
                                          Title: